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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 5)

                 NTL, Inc. (formerly, NTL Communications Corp.)
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    629407107
                                ----------------
                                 (CUSIP Number)

                                December 31, 1999

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/X/      Rule 13d-1(b)

/ /      Rule 13d-1(c)

/ /      Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  629407107
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Trustees of General Electric Pension Trust
         I.R.S. #14-6015763

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

(a)       /  /

(b)       /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of New York

----------------------- --------------------------------------------------------

NUMBER OF SHARES        5.    SOLE VOTING POWER
BENE-FICIALLY OWNED
BY EACH REPORTING             None
PERSON WITH:

                        --------------------------------------------------------
                        6.    SHARED VOTING POWER

                              865,000

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER

                              None

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER

                              865,000

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         865,000

10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

        / /

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .82% (3.39% if aggregated with the shares beneficially owned by the other Reporting Persons (as defined in the Introductory Note))

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *

         EP

CUSIP NO.  629407107
--------------------------------------------------------------------------------

1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Investment Corporation, as Investment Manager of GEPT (as defined below) and Investment Adviser of certain other entities and accounts
         I.R.S. #22-2152310

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.    SOLE VOTING POWER
BENE-FICIALLY OWNED
BY EACH REPORTING             1,051,133
PERSON WITH:

                        --------------------------------------------------------
                        6.    SHARED VOTING POWER

                              865,000

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER

                              1,051,133

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER

                              865,000

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,916,133

10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

         / /

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.82% (3.39% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON  *

        IA, CO

CUSIP NO.  629407107
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), as Investment Adviser to certain entities and accounts I.R.S. #06-1238874

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.    SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING             1,395,714
PERSON WITH:

                        --------------------------------------------------------
                        6.    SHARED VOTING POWER

                              None

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER

                              1,395,714

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER

                              None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,395,714

10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

        / /

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.32% (3.39% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *

        IA, CO

--------------------------------------------------------------------------------

CUSIP NO.  629407107
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Company
         I.R.S. #14-0689340

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  *

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of New York

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.    SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING             Disclaimed (see 9 below)
PERSON WITH:

                        --------------------------------------------------------
                        6.    SHARED VOTING POWER

                              0

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER

                              Disclaimed (see 9 below)

                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER

                                 0

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Beneficial ownership of all shares disclaimed by General Electric
         Company

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

         /X/       Disclaimed (see 9 above)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Not applicable (see 9 above)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *

         CO

--------------------------------------------------------------------------------

CUSIP NO.  629407107
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Capital Services, Inc. (formerly, General Electric Financial Services, Inc.)
         I.R.S. #06-1109503

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.    SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING             None
PERSON WITH:

                        --------------------------------------------------------
                        6.    SHARED VOTING POWER

                              Disclaimed (see 9 below)

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER

                              None

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER

                              Disclaimed (see 9 below)

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        Beneficial ownership of all shares disclaimed by General Electric Capital Services, Inc.

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
        |X|  Disclaimed (see 9 above)

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        Not applicable (see 9 above)

--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        CO

CUSIP NO.  629407107
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Employers Reassurance Corporation
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Kansas

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.    SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING             62,000
PERSON WITH:

                        --------------------------------------------------------

                        6.    SHARED VOTING POWER

                              None

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER

                              62,000

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER

                              None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          62,000

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .05% (3.39% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO, IC

CUSIP NO.  629407107
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Employers Reinsurance Corporation
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Missouri

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.    SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING             120,000
PERSON WITH:

                        --------------------------------------------------------
                        6.    SHARED VOTING POWER

                              None

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER

                              120,000

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER

                              None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         120,000

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .11% (3.39% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO, IC

CUSIP NO.  629407107
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         ERC Life Reinsurance Corporation
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Missouri

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.    SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING             16,000
PERSON WITH:

                        --------------------------------------------------------
                        6.    SHARED VOTING POWER

                              None

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER

                              16,000

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER

                              None

--------------------------------------------------------------------------------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        16,000

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .02% (3.39% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO, IC

CUSIP NO.  629407107
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         GE Reinsurance Corporation
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Illinois

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.    SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING             36,000
PERSON WITH:

                        --------------------------------------------------------
                        6.    SHARED VOTING POWER

                              None

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER

                              36,000

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER

                              None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        36,000

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .03% (3.39% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO, IC

CUSIP NO.  629407107

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Westport Insurance Corporation
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Missouri

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.    SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING             20,000
PERSON WITH:

                        --------------------------------------------------------
                        6.    SHARED VOTING POWER

                              None

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER

                              20,000

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER

                              None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         20,000

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .02% (3.39% if aggregated with the shares beneficially owned by the other Reporting Persons)

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO, IC

CUSIP NO.  629407107
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Mortgage Insurance Corporation
         I.R.S. #

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)      / /

(b)      /X/

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of North Carolina

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.    SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING             8,600
PERSON WITH:

                        --------------------------------------------------------
                        6.    SHARED VOTING POWER

                              None

                        --------------------------------------------------------
                        7.    SOLE DISPOSITIVE POWER

                              8,600

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER

                              None

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,600

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Less than .01% (3.39% if aggregated with the shares beneficially owned by the other Reporting Persons)

------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         CO, IC

INTRODUCTORY NOTE: This Amendment No. 5 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), a Delaware corporation and a wholly owned subsidiary of GE ("GEAM") and the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") on February 13, 1996, as amended on February 14, 1997, as amended on February 13, 1998, as amended on February 16, 1999 and as amended on February 14, 2000 (as amended, the "Schedule 13G"). This Amendment No. 5 is filed on behalf of GE, GEIC, GEAM, GEPT, General Electric Capital Services, Inc., a Delaware corporation and a wholly owned subsidiary of GE ("GECS"), General Electric Mortgage Insurance Corporation, a North Carolina corporation and an indirect wholly owned subsidiary of GECS ("GEMI"), Employers Reassurance Corporation, a Kansas corporation and an indirect wholly owned subsidiary of GECS ("ERAC"), Employers Reinsurance Corporation, a Missouri corporation and an indirect wholly owned subsidiary of GECS ("ERIC"), ERC Life Reinsurance Corporation, a Missouri corporation and an indirect wholly owned subsidiary of GECS ("ERCL"), GE Reinsurance Corporation, an Illinois corporation and an indirect wholly owned subsidiary of GECS ("GERC") and Westport Insurance Corporation, a Missouri corporation and an indirect wholly owned subsidiary of GECS ("WEIC") (collectively, the "Reporting Persons"). GEIC is a registered investment adviser and acts as the Investment Manager of GEPT, and as an Investment Adviser to certain other entities and accounts, and may be deemed to be the beneficial owner of 865,000 shares of Common Stock of NTL Communications Corp. (formerly, NTL, Inc.) (the "Issuer") owned by GEPT and of 1,051,133 shares of Common Stock of the Issuer owned by such other entities and accounts. GEAM is a registered investment adviser and acts as an Investment Adviser to certain entities and accounts, and may be deemed to be the beneficial owner of 1,395,714 shares of Common Stock of the Issuer owned by such entities or accounts. GEAM, GEPT, GEIC, GECS, ERAC, ERIC, ERCL, GERC, WEIC and GEMI each expressly disclaim that they are members of a "group". GECS disclaims beneficial ownership of all shares held by ERAC, ERIC, ERCL, GERC, WEIC and GEMI. GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

The items of the Schedule 13G are hereby amended to read as follows:

ITEM 1            NAME OF ISSUER
---------------------------------

                  NTL, Inc. (formerly, NTL Communications Corp.)

ITEM 2(a)         NAME OF PERSON FILING
---------------------------------------

                  Trustees of General Electric Pension Trust (See Schedule II)

                  General Electric Investment Corporation, as Investment Manager of GEPT and as Investment Adviser to certain other entities and accounts.

                  GE Asset Management Incorporated, as Investment Adviser to certain entities and accounts.

                  General Electric Company

                  General Electric Capital Services, Inc.

                  Employers Reassurance Corporation

                  Employers Reinsurance Corporation

                  ERC Life Reinsurance Corporation

                  GE Reinsurance Corporation

                  Westport Insurance Corporation

                  General Electric Mortgage Insurance Corporation

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
-----------------------------------------------------------------------------

                  The address of the principal offices of GEPT, GEIC and GEAM is 3003 Summer Street, Stamford, Connecticut 06905. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431. The address of the principal offices of ERAC, ERIC, ERCL and WEIC is 5200 Metcalfe, Overland Park, Kansas 66205. The address of the principal offices of GEMI is 6601 Six Forks Road, Raleigh, North Carolina 27615. The address of the principal office of GERC is 475 Half Day Road, Suite 300, Lincolnshire, Illinois 60069.

ITEM 2(c)         CITIZENSHIP
-----------------------------

                  General Electric Pension Trust - New York common law trust General Electric Investment Corporation - Delaware corporation GE Asset Management Incorporated - Delaware corporation General Electric Company - New York corporation
                  General Electric Capital Services, Inc. - Delaware corporation Employers Reassurance Corporation - Kansas corporation Employers Reinsurance Corporation - Missouri corporation
                  ERC Life Reinsurance Corporation - Missouri corporation
                  GE Reinsurance Corporation - Illinois corporation
                  Westport Insurance Corporation - Missouri corporation
                  General Electric Mortgage Insurance Corporation -
                  North Carolina corporation

ITEM 4            OWNERSHIP
---------------------------

                                                          GEPT           GEIC           GEAM             GE

(a)    Amount beneficially owned                        865,000        1,916,133      1,395,714           0

(b)    Percent of class                                  0.82%           1.82%          1.32%        disclaimed

(c)    No. of shares to which person has

                                                         GEPT           GEIC           GEAM             GE

       (i)    sole power to vote or direct the vote       None         1,051,133      1,395,714         None

       (ii)   shared power to vote or direct            864,000        1,916,133        None         disclaimed

       (iii)  sole power to dispose or to direct
              disposition                                 None         1,051,133      1,395,714         None

       (iv)   share power to dispose or to direct
              disposition                               865,000        1,916,133        None         disclaimed

ITEM 4            OWNERSHIP
----------------------------

                                                          ERAC           ERIC           ERCL            GERC

(a)    Amount beneficially owned                        62,000          120,000        16,000          36,000

(b)    Percent of class                                   .05%           .11%           .02%            .03%

(c)    No. of shares to which person has

       (i)    sole power to vote or direct the vote      62,000         120,000        16,000          36,000

       (ii)   shared power to vote or direct              None           None           None            None

       (iii)  sole power to dispose or to direct
              disposition                                62,000         120,000        16,000          36,000

       (iv)   shared power to dispose or to direct
              disposition                                 None           None           None            None


ITEM 4            OWNERSHIP
---------------------------


                                                          WEIC           GEMI           GECS             GE

(a)    Amount beneficially owned                        20,000           8,600            0              0
                                                                       Less than     disclaimed      disclaimed
(b)    Percent of class                                   .02%           .01%

(c)    No. of shares to which person has


                                                          WEIC           GEMI           GECS             GE

       (i)    sole power to vote or direct the vote      20,000          8,600          None            None

       (ii)   shared power to vote or direct              None           None        disclaimed      disclaimed

       (iii)  sole power to dispose or to direct
              disposition                                20,000          8,600          None            None

       (iv)   shared power to dispose or to direct
              disposition                                 None           None        disclaimed      disclaimed

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS
------------------------------------------------------------


                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

         [X]

ITEM 10           CERTIFICATION
-------------------------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 30, 2000

                                        GENERAL ELECTRIC PENSION TRUST
                                        By: General Electric Investment
                                            Corporation, its Investment Manager

                                        By:  /s/ MICHAEL M. PASTORE
                                             -----------------------------------
                                             Name: Michael M. Pastore
                                             Title:  Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 30, 2000

                                        GENERAL ELECTRIC INVESTMENT CORPORATION

                                        By:  /s/ MICHAEL M. PASTORE
                                             -----------------------------------
                                               Name: Michael M. Pastore
                                               Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 30, 2000

                                        GE ASSET MANAGEMENT INCORPORATED

                                        By:  /s/ MICHAEL M. PASTORE
                                             ----------------------------------
                                                Name: Michael M. Pastore
                                                Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 17, 2000

                                        GENERAL ELECTRIC COMPANY

                                        By:   /s/ JOHN H. MYERS
                                             ---------------------------------
                                              Name: John H. Myers
                                              Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 30, 2000

                                       GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                       By:   /s/ MICHAEL E. PRALLE
                                             ----------------------------------
                                             Name: Michael E. Pralle
                                             Title: Attorney-in-Fact

                                POWER OF ATTORNEY

         The undersigned, General Electric Capital Services, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

         Name of Attorney:

                                    Michael A. Gaudino
                                    Robert O. Oreilly, Sr.
                                    Marry K. Stegelmann
                                    James Ungari
                                    Leon E. Roday
                                    J. Gordon Smith
                                    Michael E. Pralle
                                    Iain MacKay
                                    Jonathan K. Sprole
                                    Barbara J. Gould
                                    Robert L. Lewis
                                    Wendy E. Ormond
                                    Mark F. Mylon

         Each attorney shall have the power and authority to do the following:

         To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

         And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

         Agreements, commitments, documents, instruments, and other writing executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

         Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

         IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                                    General Electric Capital Services, Inc.

         (Corporate Seal)

                                    By:  /s/ NANCY E. BARTON
                                         --------------------------------------
                                         Nancy E. Barton, Senior Vice President

Attest:

/s/ BRIAN T. MACANANEY
---------------------------------------
Brian T. McAnaney, Assistant Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                        EMPLOYERS REASSURANCE CORPORATION

                                        By:  /s/ THOMAS POWERS
                                             ----------------------------------
                                              Name:  Thomas Powers
                                              Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                       EMPLOYERS REINSURANCE CORPORATION

                                       By:   /s/ THOMAS POWERS
                                             --------------------------------
                                              Name:  Thomas Powers
                                              Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                        ERC LIFE REINSURANCE CORPORATION

                                        By:  /s/ THOMAS POWERS
                                             --------------------------------
                                              Name:  Thomas Powers
                                              Title:  Vice President

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                        GE REINSURANCE CORPORATION

                                        By:  /s/ THOMAS POWERS
                                             ---------------------------------
                                              Name:  Thomas Powers
                                              Title:  Director

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 17, 2000

                                        WESTPORT INSURANCE CORPORATION

                                        By:  /s/ THOMAS POWERS
                                             ---------------------------------
                                              Name:  Thomas Powers
                                              Title:  Director

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 18, 2000

                                      GENERAL ELECTRIC
                                      MORTGAGE INSURANCE
                                      CORPORATION

                                      By:  /s/ JEROME T. UPTON
                                           ---------------------------------
                                            Name:  Jerome T. Upton
                                            Title: Vice President and Controller

                                                                      SCHEDULE I

                             JOINT FILING AGREEMENT

         This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of NTL Communications Corp. is being filed on behalf of each of the undersigned.

Dated: March 30, 2000                   GENERAL ELECTRIC PENSION TRUST
                                        By: General Electric Investment
                                        Corporation, its Investment Manager

                                        By:   /s/ MICHAEL M. PASTORE
                                              ----------------------------------
                                               Name: Michael M. Pastore
                                               Title:  Vice President

                                        GENERAL ELECTRIC INVESTMENT CORPORATION

                                        By:  /s/ MICHAEL M. PASTORE
                                             -----------------------------------
                                              Name: Michael M. Pastore
                                              Title:  Vice President

                                        GE ASSET MANAGEMENT INCORPORATED

                                        By:  /s/ MICHAEL M. PASTORE
                                             ----------------------------------
                                              Name: Michael M. Pastore
                                              Title:  Vice President

                                        GENERAL ELECTRIC COMPANY

                                        By:  /S/ JOHN H. MYERS
                                             ----------------------------------
                                             Name: John H. Myers
                                             Title: Vice President

                                        GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                        By:   /s/ MICHAEL E. PRALLE
                                             ----------------------------------
                                               Name: Michael E. Pralle
                                               Title: Attorney-in-Fact

                                        EMPLOYERS REASSURANCE CORPORATION

                                        By:  /s/ THOMAS POWERS
                                            ----------------------------------
                                              Name:  Thomas Powers
                                              Title:  Vice President

                                        EMPLOYERS REINSURANCE CORPORATION

                                        By:  /s/ THOMAS POWERS
                                            ----------------------------------
                                              Name:  Thomas Powers
                                              Title:  Vice President

                                        ERC LIFE REINSURANCE CORPORATION

                                        By:  /s/ THOMAS POWERS
                                             ----------------------------------
                                              Name:  Thomas Powers
                                              Title:  Vice President

                                        GE REINSURANCE CORPORATION

                                        By:  /s/ THOMAS POWERS
                                             ----------------------------------
                                              Name:  Thomas Powers
                                              Title:  Director

                                        WESTPORT INSURANCE CORPORATION

                                        By:  /s/ THOMAS POWERS
                                             ----------------------------------
                                              Name:  Thomas Powers
                                              Title:  Director

                                        GENERAL ELECTRIC MORTGAGE INSURANCE
                                        CORPORATION

                                        By: /s/ JEROME T. UPTON
                                            ----------------------------------
                                            Name:  Jerome T. Upton
                                            Title: Vice President and Controller

                                                                     SCHEDULE II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06905

  The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker